Exhibit 99.1

Uranium Resources, Inc. Reports First Quarter 2008 Results

  Revenue increased 25.3% on higher uranium sales at higher per pound selling price
  Kingsville Dome production above last year; latest wellfield online in April
  Rosita wellfield scheduled for mid May start-up

LEWISVILLE, Texas--(BUSINESS WIRE)--Uranium Resources, Inc. (NASDAQ: URRE) (“URI”), a uranium exploration, development, mining and production company, announced today its financial results for the first quarter of 2008, which ended March 31, 2008.

Revenue for the first quarter of 2008 increased 25.3% to $5.7 million, compared with $4.6 million during last year’s first quarter. During the quarter, URI sold 81,100 pounds of uranium, a 1.8% increase from the 79,700 pounds of uranium sold in first quarter of 2007. URI received an average sales price per pound of $70.66 in the first quarter of 2008, up $13.25 per pound compared with an average per pound price of $57.41 in the same period last year. Sales were lower than the 113,000 pounds sold at an average price of $72.72 per pound in the trailing fourth quarter of 2007.

The average cost of pounds sold in the first quarter of 2008 was $50.02 compared with $41.08 in the first quarter of 2007 and $38.72 in the trailing fourth quarter. Cost of sales includes operating expense and depreciation, depletion and amortization (DD&A), but excludes royalties and commissions. Higher costs were the result of lower levels of production from less prolific wellfields, new production from higher cost areas such as Vasquez and additional costs associated with pre-operating activities related to the start-up of new wellfields at Vasquez and Rosita. Finished uranium inventory was 23,100 pounds at March 31, 2008, held at an average cost of $36.41 per pound.

Dave Clark, president and CEO of URI, commented, “Although production delays at our Texas wellfields adversely impacted our uranium sales and drove our cost of production higher during the first quarter, we expect increased levels of production in the second quarter to drive production cost lower."

The net loss for the first quarter of 2008 was $1.8 million, or $0.04 per diluted share, compared with a net loss of $1.4 million, or $0.03 per diluted share, in the same period last year and a net loss of $0.84 million, or $0.02 per diluted share, in the trailing fourth quarter of 2007.

The higher net loss compared with the prior year first quarter and the trailing quarter was attributed to higher production expenses and a $136 thousand impairment charge of the carrying value of the Company’s Vasquez property. General and administrative (G&A) expenses were higher in the first quarter primarily due to work performed in the review and assessment of our New Mexico property data bases to evaluate their potential as conventional mining projects and other costs related to community outreach and information campaigns designed to enhance public awareness of our planned New Mexico operations.

Cash at the end of the quarter was $5.2 million, down from $9.3 million at the end of last year, but even with the level of cash at the end of February 2008. Cash provided by operations was $808 thousand in the first quarter of 2008 up from the $730 thousand in cash generated in last year’s first quarter.

First Quarter Production

URI produced 83,400 pounds of uranium during the first quarter of 2008, a 23.5% decline from 109,000 pounds produced during the prior year’s first quarter and a 22.6% sequential increase from 68,000 pounds produced during the fourth quarter of 2007. The decline in production for the current quarter compared with last year’s first quarter was due to the delay of two wellfields planned for earlier in the quarter. Production costs for the quarter were $49.78 per pound compared with $34.44 pound in the same quarter of 2007 and $45.72 in the trailing fourth quarter of 2007. Production costs include operating expenses and DD&A.

Production & Sales Summary	Q1 2008	Q4 2007	Q3 2007	Q2 2007	Q1 2007

Pounds U3O8 produced	83,400	68,000	103,800	135,900	109,000
Production cost per pound	$49.78	$45.72	$28.41	$27.78	$34.44

Pounds U3O8 sold	81,100	113,000	127,800	114,400	79,700
Direct cost of sales per pound	$50.02	$38.72	$26.80	$29.44	$41.08

Average selling price per pound	$70.66	$72.72	$81.25	$69.63	$57.41

Production for the first quarter of 2008 was comprised of 4,300 pounds from Vasquez and 79,100 pounds from Kingsville Dome. Production in the fourth quarter of 2007 included 8,300 pounds from Vasquez and 59,700 pounds from Kingsville Dome.

Texas Operations Update

The restart of Rosita production, scheduled for mid-May, along with recent new wellfields at Kingsville Dome is expected to yield second quarter production in the range of 95,000 to 105,000 pounds. Production for 2008 is still projected to come within a range of 400,000 to 450,000 pounds. Existing reserves should allow the Company to produce at this level through 2009.

URI is currently evaluating the Mosser and Marshall properties that were acquired in 2007, and plans to conduct exploration drilling on these properties in 2008. In addition, the Company is aggressively working to acquire additional properties that include known reserves as well as highly favorable exploration targets.

Mr. Clark commented, "Our Texas operations remain our core business. Given the opportunities we are now seeing we believe we can rebuild our reserve base to a level that will allow the Company to achieve its long-term goal to produce 1 to 2 million pounds per year in Texas."

New Mexico Operations Update

Oral arguments are scheduled for today, May 12, 2008, on the Company’s appeal to the United States Court of Appeals for the Tenth Circuit regarding the United States Environmental Protection Agency (USEPA) determination that Section 8 of URI’s Church Rock property in New Mexico is Indian country, and therefore, under its jurisdiction to administer the UIC program permit required for ISR mining. It is expected the ruling from this hearing will be made in three to twelve months.

Rio Algom Acquisition Update

URI and BHP Billiton have agreed to extend the date for the closing of Rio Algom Mining LLC ("Rio Algom") acquisition for 60 days until August 1, 2008. This extension is needed to obtain the concurrence of the NRC for the transfer of ownership of Rio Algom that is required before a closing can be completed.

Mr. Clark noted, “We continue to be involved in ongoing discussions with BHP Billiton as well as several other companies in the district who need a conventional mill to move toward production. Once the necessary approvals are obtained the company will be able to move forward toward closing the Rio Algom acquisition in a manner that is beneficial to our shareholders."

As background, URI had announced on October 12, 2007, that it had entered into a definitive agreement with BHP Billiton to acquire 100% of the ownership of Rio Algom Mining LLC. Under the agreement, URI will pay BHP Billiton $110 million in cash and assume certain retirement benefits and reclamation liabilities of which up to $35 million will be pre-funded at closing. URI will also pay BHP Billiton $16.5 million contingent upon the receipt of a license from the Nuclear Regulatory Commission (NRC) to construct and operate a conventional uranium mill.

Teleconference and Webcast

The Company is hosting a teleconference and webcast at 8:30 a.m. EDT on Tuesday, May 13, 2008. During the teleconference, Dave Clark, President and Chief Executive Officer, will review the financial and operating results for the first quarter and discuss URI’s corporate strategy and outlook. A question-and-answer session will follow. The URI conference call can be accessed by calling (201) 689-8562 approximately 20 minutes prior to the call. Alternatively, it can be listened to at the Company’s website at http://www.uraniumresources.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

An archive of the teleconference can also be heard by calling (201) 612-7415 and entering account number 3055 along with conference ID number 284407. The telephonic replay will be available from 11:30 a.m. EDT the day of the teleconference until 11:59 p.m. Tuesday, May 20, 2008. The archived webcast will be at http://www.uraniumresources.com. A transcript of the call will also be posted, once available.

ABOUT URANIUM RESOURCES, INC.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 7 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 100 million pounds of uranium in New Mexico. The Company acquired these properties over the past 20 years along with an extensive information database. URI’s strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents, the success of the acquisition of Rio Algom and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

URANIUM RESOURCES, INC. CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31, 2008	December 31, 2007
Current assets:
Cash and cash equivalents	$5,238,557	$9,284,270

Receivables, net	2,314,123	2,652,574
Uranium inventory	840,197	748,452
Prepaid and other current assets	807,507	720,357
Total current assets	9,200,384	13,405,653

Property, plant and equipment, at cost:
Uranium properties	89,842,384	85,525,808
Other property, plant and equipment	924,917	821,811
Less-accumulated depreciation, depletion and impairment	(58,077,224)	(55,736,530)
Net property, plant and equipment	32,690,077	30,611,089

Other assets	2,961,707	2,837,064
Long-term investment:
Certificates of deposit, restricted	6,408,130	6,083,076
	$51,260,298	$52,936,882

	March 31, 2008	December 31, 2007
Current liabilities:
Accounts and short term notes payable	$1,903,613	$2,157,475
Current portion of restoration reserve	1,267,176	1,124,504
Royalties and commissions payable	940,639	1,131,636
Accrued interest and other accrued liabilities	636,632	709,400
Current portion of long-term debt	188,924	210,616
Total current liabilities	4,936,984	5,333,631

Other long-term liabilities and deferred credits	4,011,661	4,097,327

Long term capital leases, less current portion	167,391	178,665
Long-term debt, less current portion	450,000	450,000
Commitments and contingencies (Notes 1, 2 and 5)
Shareholders’ equity:
Common stock, $.001 par value, shares authorized: 200,000,000; shares issued and outstanding (net of treasury shares): 2008—52,305,129; 2007—52,305,129	52,343	52,343
Paid-in capital	131,937,114	131,282,687
Accumulated deficit	(90,285,777)	(88,448,353)
Less: Treasury stock (38,125 shares), at cost	(9,418)	(9,418)
Total shareholders’ equity	41,694,262	42,877,259
	$51,260,298	$52,936,882

URANIUM RESOURCES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue:
Uranium sales—	$5,731,538	$4,574,167
Total revenue	5,731,538	4,574,167
Costs and expenses:
Cost of uranium sales—
Royalties and commissions	560,402	438,976
Operating expenses	2,127,139	1,787,063
Accretion/amortization of restoration reserve	206,988	170,180
Depreciation and depletion	1,930,581	1,487,049
Impairment of uranium properties	135,842	—
Exploration expenses	8,547	—
Total cost of uranium sales	4,969,499	3,883,268
Earnings from operations before corporate expenses	762,039	690,899

Corporate expenses—
General and administrative	2,701,807	2,212,092
Depreciation	34,213	21,162
Total corporate expenses	2,736,020	2,233,254
Loss from operations	(1,973,981)	(1,542,355)

Other income (expense):
Interest expense	(11,429)	(7,866)
Interest and other income, net	147,986	129,762

Net loss	$(1,837,424)	$(1,420,459)

Net loss per common share:
Basic	$(0.04)	$(0.03)
Diluted	$(0.04)	$(0.03)

Weighted average common shares and common equivalent shares per share data:
Basic	52,305,129	51,795,006
Diluted	52,305,129	51,795,006

URANIUM RESOURCES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2008	2007
Net loss	$(1,837,424)	$(1,420,459)
Reconciliation of net earnings to cash provided by operations—
Accretion/amortization of restoration reserve	206,988	170,180
Depreciation and depletion	1,964,794	1,508,211
Impairment of uranium properties	135,842	—
Decrease in restoration and reclamation accrual	(250,986)	(330,720)
Stock compensation expense	654,427	773,672
Other non-cash items, net	23,212	152,738

Effect of changes in operating working capital items—
(Increase) decrease in receivables	338,451	(405,808)
Decrease in inventories	277,400	198,886
Increase in prepaid and other current assets	(187,152)	(132,793)
Increase (decrease) in payables, accrued liabilities and deferred credits	(517,627)	216,451
Net cash provided by operations	807,925	730,358

Investing activities:
Increase in certificates of deposit, restricted	(325,054)	(51,515)
Additions to property, plant and equipment—
Kingsville Dome	(2,159,188)	(1,763,946)
Vasquez	(152,520)	(248,952)
Rosita	(1,786,411)	(1,093,373)
Rosita South	(15,302)	(539,537
Churchrock	(75,064)	(211,389)
Crownpoint	(30,523)	(29,871)
Other property	(226,858)	(357,681)
Net cash used in investing activities	(4,770,920)	(4,296,264)

Financing activities:
Payments on borrowings	(82,718)	(68,158)
Issuance of common stock, net	—	17,760
Net cash used in financing activities	(82,718)	(50,398)
Net decrease in cash and cash equivalents	(4,045,713)	(3,616,304)
Cash and cash equivalents, beginning of period	9,284,270	20,176,771
Cash and cash equivalents, end of period	$5,238,557	$16,560,467

CONTACT:
Investor:
Deborah K. Pawlowski/James M. Culligan
Kei Advisors LLC
716-843-3908/ 716-843-3874
dpawlowski@keiadvisors.com/jculligan@keiadvisors.com
or
Media:
April Wade, 505-440-9441
Director of Communications and Government Relations
awade@uraniumresources.com
or
Company:
David N. Clark, 361-883-3990
President & CEO